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Update

February 28, 2003

Special Meeting of Stockholders to be held next Friday

        The Special Meeting of Stockholders to approve the proposal to amend the Company's charter to remove the "preemptive rights" provision will be held next Friday, March 7, 2003, in New York City.

        If you are a stockholder, your vote on this matter is important. In order that your shares may be represented at the special meeting of stockholders, you may authorize your proxy in one of three ways:

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  Go to http://www.eproxy.com/aye and follow the instructions provided;

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  Call 1-800-435-6710 (toll free) and follow the instructions provided; or

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  Complete, sign, date, and promptly return the proxy card in the envelope that you received with your proxy materials.

        If you authorize your proxy using the internet or by telephone, you will be prompted to enter your Control Number, which is located in lower right hand corner of your proxy card. In addition, you do not need to mail back your proxy card if you use the internet or telephone to authorize your proxy.

        Employees are reminded to vote their shares. This proxy vote is your chance to express yourself as a stockholder of Allegheny Energy. We hope that all employee-stockholders will take advantage of this opportunity.

This message is intended solely for employees of Allegheny Energy and its subsidiaries.
If you are a contractor, leased worker, or otherwise not employed by Allegheny Energy, please disregard and delete this message.

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Special Meeting of Stockholders to be held next Friday